Exhibit 99.1

Akoya Reports Third Quarter 2021 Financial Results and Issues Full Year 2021 Guidance

November 8, 2021

Q3 revenue $13.5 million, the highest in Akoya’s history and an increase of 35% over prior year

MARLBOROUGH, Mass.— Akoya Biosciences, Inc. (Nasdaq: AKYA) (“Akoya”), The Spatial Biology Company®, today announced its financial results for the third quarter ending September 30, 2021.

“Our strong performance in the third quarter shows that we have great momentum in all phases of our business,” said Brian McKelligon, Chief Executive Officer, Akoya Biosciences.  “We generated strong quarterly revenue, and with over 650 installed instruments worldwide, we are a leader in the fast-growing spatial biology market.  We continue to see robust growth and interest in our platforms from discovery to translational and clinical research. We also made key additions to our management team and Board of Directors, as we continue to attract industry leaders to help drive our business forward. Expansion in our commercial and R&D organizations will help drive product development and growth, while CLIA certification for our ABS lab, which is expected before year-end, will enhance our ability to support larger and later stage clinical trials.”

Third Quarter Financial Highlights

●	Total revenue was $13.5 million in the third quarter of 2021, compared to $10.0 million in the prior year period; an increase of 35%.
●	Product revenue was $10.9 million in the third quarter of 2021, compared to $7.9 million in the prior year period; an increase of 38%.
●	Services and other revenue totaled $2.6 million in the third quarter of 2021, compared to $2.1 million in the prior year period.
●	Gross profit was $8.5 million in the third quarter of 2021, compared to $6.0 million in the prior year period; an increase of 42% and gross profit margin was 62.7% for the current quarter.
●	33 instruments were sold in the third quarter of 2021; 16 CODEX, 17 Phenoptics (includes Polaris, Vectra, and Mantra).
●	Instrument installed base of 651 as of September 30, 2021; CODEX 161, Phenoptics 490.

Year to date Financial Highlights

●	Total revenue was $38.8 million YTD, compared to $29.5 million in the prior year period; an increase of 31%.
●	Product revenue was $31.6 million YTD, compared to $23.0 million in the prior year period; an increase of 37%.
●	Services and other revenue totaled $7.2 million YTD, compared to $6.6 million in the prior year period.
●	Gross profit was $24.0 million YTD, compared to $18.0 million in the prior year period; an increase of 33% and gross profit margin was 61.9%.
●	101 instruments were sold YTD; 49 CODEX, 52 Phenoptics (includes Polaris, Vectra, and Mantra).

Third Quarter Business Highlights

●	$13.5 million for the third quarter of 2021 is the highest quarterly revenue number in Akoya history.
●	As of September 30, 2021, through the first nine months of the year, there have been 192 publications featuring the Akoya platform, compared with 109 for calendar year 2020.
●	Announced the inaugural members of the Akoya Imaging Innovators (I2) Network, a collaboration of pioneering scientists from world-class research organizations, with ambitions to advance the field of spatial biology by exploring novel approaches using Akoya’s CODEX platform for single-cell spatial phenotyping and analysis.
●	Appointment of Myla Lai-Goldman, MD to our Board of Directors, a visionary and seasoned executive in the diagnostics industry with over 30 years of leadership experience in diagnostic research and development, as well as commercialization, at innovative organizations.
●	Appointment of Pascal Bamford, PhD as Executive Vice President of R&D, a pioneer in genomic clinical and diagnostic testing who brings deep scientific and operational experience leading teams in developing and implementing successful innovative digital pathology products and cloud-based analysis platforms.
●	$120.2 million of cash and cash equivalents as of September 30, 2021, providing for sufficient runway to make key investments in the business.

2021 Guidance

Akoya expects fourth quarter revenue of at least $15 million, and full year revenue of at least $53.8 million. Full year guidance has been increased from the prior guidance which had a range of $52.5 million to $53.0 million.

Webcast and Conference Call Details

Akoya will host a conference call today, November 8, 2021, at 5:00 p.m. Eastern Time to discuss its third quarter 2021 financial results. The dial-in numbers are (833) 562-0146 for domestic callers or (661) 567-1226 for international callers, followed by Conference ID: 6875504. A live webcast of the conference call will be available on the “Investors” section of the Company's website at https://investors.akoyabio.com/. The webcast will be archived on the website following the completion of the call for three months.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including expectations regarding our ability to market and sell our CODEX and Phenoptics platforms and increase awareness of spatial biology technology, our research and development efforts and other matters regarding our business strategies, use of capital, results of operations and financial position and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

About Akoya Biosciences

As The Spatial Biology Company®, Akoya Biosciences’ mission is to bring context to the world of biology and human health through the power of spatial phenotyping. The company offers comprehensive single-cell imaging solutions that allow researchers to phenotype cells with spatial context and visualize how they organize and interact to influence disease progression and treatment response. Akoya offers two distinct solutions, the CODEX® and Phenoptics™ platforms, to serve the diverse needs of researchers across discovery, translational and clinical research.

Investor Contact:

Priyam Shah

Akoya Biosciences, Inc.

investors@akoyabio.com

Media Contact:

Michelle Linn

Bioscribe, Inc.

774-696-3803

michelle@bioscribe.com

AKOYA BIOSCIENCES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$120,150	$17,006
Accounts receivable, net	9,605	6,470
Inventories, net	6,093	4,263
Prepaid expenses and other current assets	9,812	957
Total current assets	145,660	28,696
Property and equipment, net	6,492	5,528
Demo inventory, net	2,984	1,494
Intangible assets, net	21,374	22,714
Goodwill	18,262	18,262
Other non-current assets	639	966
Total Assets	$195,411	$77,660
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable, accrued expenses and other current assets	$12,946	$12,286
Deferred revenue	4,354	3,844
Current portion of long-term debt	—	1,032
Total current liabilities	17,300	17,162
Deferred revenue, net of current portion	1,136	1,008
Long-term debt, net	32,363	33,488
Warrant liability	—	490
Contingent consideration liability, net of current portion	6,824	6,984
Other long-term liabilities	396	447
Total liabilities	58,019	59,579
Total redeemable convertible preferred stock	—	69,107
Total stockholders' equity (deficit)	137,392	(51,026)
Total liabilities, redeemable convertible preferred stock, and stockholders' equity (deficit)	$195,411	$77,660

AKOYA BIOSCIENCES, INC. AND SUBSIDIARY

Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$10,874	$7,852	$31,556	$22,967
Service and other revenue	2,602	2,102	7,203	6,568
Total revenue	13,476	9,954	38,759	29,535
Cost of goods sold:
Cost of product revenue	$3,594	$2,752	$10,381	$8,756
Cost of service and other revenue	1,429	1,168	4,386	2,779
Total cost of goods sold	$5,023	$3,920	$14,767	$11,535
Gross profit	$8,453	$6,034	$23,992	$18,000
Operating expenses:
Selling, general and administrative	13,725	5,712	31,970	17,166
Research and development	3,999	2,279	10,138	7,071
Change in fair value of contingent consideration	224	739	1,050	(167)
Depreciation and amortization	1,244	971	3,352	2,792
Total operating expenses	19,192	9,701	46,510	26,862
Loss from operations	(10,739)	(3,667)	(22,518)	(8,862)
Other income (expense):
Interest expense, net	(763)	(683)	(2,271)	(1,978)
Change in fair value of warrant liability	—	—	(2,728)	—
Gain on extinguishment of debt	—	—	2,476	—
Other expense, net	(126)	57	(244)	(104)
Loss before benefit (provision) for income taxes	(11,628)	(4,293)	(25,285)	(10,944)
Benefit (provision) for income taxes	11	9	23	(68)
Net loss	$(11,617)	$(4,284)	$(25,262)	$(11,012)
Dividends accrued on redeemable convertible preferred stock	—	(1,190)	(1,435)	(3,570)
Accretion of redeemable convertible preferred stock	—	(296)	(296)	(296)
Adjusted net loss attributable to common stockholders	(11,617)	(5,770)	(26,993)	(14,878)
Net loss per share attributable to common stockholders, basic and diluted	$(0.31)	$(2.44)	$(1.15)	$(6.43)
Weighted-average shares outstanding, basic and diluted	37,162,489	2,363,063	23,407,358	2,314,990